UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: April 12, 2010
(Date of earliest event reported)
Energy, Inc.
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation)	0-14183 (Commission File Number)	27-0573782 (I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of principal executive offices)	(Zip Code)
(406) 791-7500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on February 24, 2010 by Energy, Inc., representatives of Energy, Inc., including Richard M. Osborne, its Chairman of the Board and Chief Executive Officer, and Thomas J. Smith, its Chief Financial Officer and a director, met on February 22, 2010 with Michael I. German, President and Chief Executive Officer of Corning Natural Gas Corporation (“Corning”) to discuss potential strategic transactions, including but not limited to the possible acquisition of Corning by Energy, Inc. This meeting was a continuation of discussions that had taken place in late 2008 and early 2009 between the companies.
On April 12, 2010, Corning filed a registration statement on Form S-1 for a rights offering. In its Form S-1, Corning disclosed that on March 1, 2010, Energy, Inc. made a non-binding offer to Corning’s board of directors to purchase all of the outstanding common stock of Corning for $25.00 per share for a total purchase price of $28.1 million on a fully-diluted basis assuming conversion or exercise of all outstanding Corning warrants and options. This non-binding proposal would allow each Corning shareholder to elect to receive either (1) 2.49 shares of common stock of Energy, Inc. (based on $10.04 per share, the average closing price of Energy, Inc.’s common stock for the 20 trading days ended February 24, 2010, the day of the public announcement of the meeting between representatives of Corning and Energy, Inc.) for each share of Corning common stock held by such shareholder or (2) $25.00 in cash for each share of Corning common stock. Energy, Inc. would have the right to adjust the form of consideration to be paid to any shareholder so that the total cash consideration to be paid in the transaction does not exceed $7.5 million of the total consideration to be paid to all Corning shareholders. In addition, the proposal accounted for Corning’s recently announced rights offering in that, if Corning’s rights offering is completed, Energy, Inc. would be willing to increase its offer by the equity value received by Corning, but the exchange ratio would be impacted accordingly.
The non-binding offer also proposes that Energy, Inc. would add to its board of directors three directors proposed by Corning from Corning’s board of directors increasing the size of Energy, Inc.’s board to not more than nine members. If the transaction is completed, Mr. German would be one of the three directors from Corning and he would be named president and co-chief executive officer of Energy, Inc. The offer outlined certain powers and responsibilities for Mr. German’s employment but did not propose any economic terms of his employment. The other two directors to be proposed by Corning would not be affiliated with Mr. Osborne or Energy, Inc.
Energy, Inc. understands that Corning’s board of directors has formed an independent committee to evaluate Energy Inc.’s offer and make recommendations to Corning’s full board and/or Corning’s shareholders.
Mr. Osborne is Energy, Inc.’s largest shareholder and also beneficially owns 133,382 shares of Corning common stock, or 13.2%, including 13,300 Corning common shares and warrants to purchase 700 Corning common shares held by Energy, Inc. Prior to his resignation from the Board of Corning in March of 2009, Mr. Osborne was also Chairman of the Board of Corning. Mr. Smith currently serves as a director of Corning. In addition, Gregory J. Osborne, Richard Osborne’s son, is a director of Corning and Energy, Inc. Stephen G. Rigo is a director of

Corning as well as president of Lake Shore Gas Storage, Inc., an Ohio non-regulated natural gas storage company owned by Mr. Osborne.
The transaction would be subject to the approval of Corning’s shareholders, as well as the New York Public Service Commission. Depending on the final form of the transaction, the transaction may also be subject to the approval of the shareholders of Energy, Inc., as well as the approval of the public utility regulatory bodies of one or more states and other regulatory authorities.
There can be no assurance that a potential transaction will occur or when a transaction will occur. If a transaction does occur, there can be no assurance that it will be on the terms described in this Form 8-K or that it will be on terms favorable to Energy, Inc. and its shareholders. This Form 8-K is not an offer or a solicitation of a proxy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy, Inc.
	By:	/s/ Kevin J. Degenstein
		Name:	Kevin J. Degenstein
Dated: April 12, 2010		Title:	Chief Operating Officer

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